EXHIBIT 99.1

.

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS FIRST QUARTER 2017 OPERATING RESULTS, REDUCES REGULAR CASH DIVIDEND, AND REVISES FISCAL 2017 GUIDANCE DOWNWARD

GENERAL HIGHLIGHTS

CINCINNATI, January 25, 2017 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

•	reported first quarter net revenues of $46.8 million, a decrease of 1% from the same period of the prior fiscal year;

•	reported first quarter operating income of $10.1 million, a decrease of 26% from the same period of the prior fiscal year;

•	reported first quarter net earnings of $6.3 million, or $0.15 per diluted share, decreases of 29% compared to the fiscal 2016 first quarter;

•
revised the fiscal 2017 annual indicated cash dividend rate to $0.50 per share, and declared the regular quarterly cash dividend of $0.125 per share for the first quarter of fiscal 2017 (annual indicated rate of $0.50 per share);

•	revised its fiscal 2017 guidance of per share diluted earnings to between $0.64 and $0.69 on net revenues of $193 million to $199 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended
	December 31,
	2016	2015	% Change
Net Revenues	$46,809	$47,160	-1%
Operating Income	10,085	13,586	-26%
Net Earnings	6,279	8,893	-29%
Diluted Earnings per Share	$0.15	$0.21	-29%

	December 31,
	2016	2015
Cash and Equivalents	$49,276	$53,422
Working Capital	105,004	107,499
Long-term Debt	57,620	-
Shareholders' Equity	165,732	168,574
Total Assets	250,055	186,435

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer and Chairman of the Board said, "The first quarter of fiscal 2017 represents a contrast of strong performance from our Life Science and Magellan Diagnostics business units, with significant weakness coming from our core diagnostics business in the U.S. (part of the Americas region).  Life Science revenues grew by 10% (12% in constant currency) over the comparable quarter last year.  Magellan Diagnostics reported revenues that increased by 32% over the comparable period last year, which was prior to our acquisition in late March 2016.  With regard to our EMEA diagnostics unit, we experienced continued improvement in performance, with constant currency growth of 5%, driven largely by positive traction of our illumigene Malaria test and related molecular products.

Our Americas diagnostics business experienced revenue declines in all major product categories, in part due to customer buying patterns and general weakness overall.  While illumigene experienced 3% growth in all testing categories, other than the hyper-competitive C. difficile arena, declines in sales of C. difficile and foodborne tests continued due to competitive market conditions.  Globally, the H. pylori category revenues declined by 18% as a result of aggressive stock-and-block programs in the prior year period as a defense in anticipation of our May 2016 patent expiration.  The competitive landscape for H. pylori testing is currently stable, and we expect to return to growth for the H. pylori product line for the year.

In late 2016, we implemented measures to stabilize our Americas core diagnostics business, anticipating a return to growth later this fiscal year.  Key changes were made to our senior management team and further strengthening of leadership is expected to be completed in the second quarter.  We have also completed additional distributor agreements with certain of our distribution partners, which we expect will improve our customer coverage and contribute to growth going forward.  As the implementation actions in support of these relationships has just begun, the positive impact is not expected until later in the year.  Additionally, we have hired experienced leadership to manage our distributor relationships in the Americas region.  Our South American and Canadian businesses, which have been stagnant for years, are expected to provide positive growth in the second half of 2017.

In summary, we are very pleased with the trends in our Life Science, EMEA diagnostics and Magellan Diagnostics business units.  The recovery in our core diagnostics unit is proceeding more slowly than planned.  As a result, first quarter earnings were depressed as the core diagnostics unit generates the largest contribution to our profits.  We are taking further action to align resources, reduce expenses and optimize investments in product development.  The results of our first fiscal quarter have led to the downward revision in our revenue and earnings guidance, and the reduction in our annual indicated dividend rate is intended to enable us to fund our global expansion and new product development."

CASH DIVIDEND MATTERS

Based on current business trends, the Board of Directors reduced the annual indicated dividend rate from $0.80 per share to $0.50, and declared the regular quarterly cash dividend of $0.125 per share for the first quarter ended December 31, 2016.  The dividend is of record February 6, 2017 and payable February 16, 2017. Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including any acquisitions.

FISCAL 2017 GUIDANCE REVISED DOWNARD

Based on current business trends for the fiscal year ending September 30, 2017, management now expects net revenues to be in the range of $193 million to $199 million and per share diluted earnings to be between $0.64 and $0.69.  Prior guidance was for revenues in the range of $205 million to $210 million and per share diluted earnings of $0.81 to $0.85. The per share estimates assume an increase in average diluted shares outstanding from approximately 42.4 million at fiscal 2016 year end to approximately 42.6 million at fiscal 2017 year end.  The revenue and earnings guidance provided in this press release is derived from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2017.

FINANCIAL CONDITION

The Company's financial condition is sound.  At December 31, 2016, current assets were $126.0 million compared to current liabilities of $21.0 million, resulting in working capital of $105.0 million and a current ratio of 6.0.  Cash and equivalents were $49.3 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which relate to the acquisition of Magellan, totaled $57.6 million as of December 31, 2016.

FIRST QUARTER UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2017 and fiscal 2016.

	Three Months Ended
	December 31,
	2016	2015
Net revenues	$46,809	$47,160
Cost of sales	17,359	15,577
Gross profit	29,450	31,583

Operating expenses
Research and development	3,405	3,381
Selling and marketing	7,514	6,443
General and administrative	8,446	8,173
Total operating expenses	19,365	17,997

Operating income	10,085	13,586
Other income (expense), net	(426)	113
Earnings before income taxes	9,659	13,699
Income tax provision	3,380	4,806
Net earnings	$6,279	$8,893

Net earnings per basic common share	$0.15	$0.21
Basic common shares outstanding	42,159	41,947

Net earnings per diluted common share	$0.15	$0.21
Diluted common shares outstanding	42,535	42,327

The following table sets forth the unaudited segment data for the interim periods in fiscal 2017 and fiscal 2016 (in thousands).

	Three Months Ended
	December 31,
	2016	2015
Net revenues
Diagnostics	$33,808	$35,301
Life Science	13,001	11,859
	$46,809	$47,160
Operating Income
Diagnostics	$6,643	$10,330
Life Science	3,267	3,236
Eliminations	175	20
	$10,085	$13,586

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property.  Meridian relies on proprietary, patented and licensed technologies. As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K, and other periodic filings with the Securities and Exchange Commission contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agri-bio industries engaged in research. Its products are also used by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agri-bio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.
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Contact:
John A. Kraeutler
Chairman, Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email: mbi@meridianbioscience.com

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